CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Trigger Phoenix Autocallable Optimization Securities Linked to the iShares® MSCI Emerging Markets Index Fund due February 9, 2015	$2,798,430	$320.70

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated February 3, 2012

HSBC USA Inc. Trigger Phoenix Autocallable Optimization Securities

$2,798,430 Linked to the iShares® MSCI Emerging Markets Index Fund due February 9, 2015

Investment Description
These Trigger Phoenix Autocallable Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the ‘‘Index Fund”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Closing Price of the Index Fund on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Securities if the Closing Price of the Index Fund on any Observation Date on or after February 4, 2013 is equal to or greater than the Initial Price. If the Securities are called, HSBC will pay you the Principal Amount of your Securities plus the Contingent Coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the Final Price of the Index Fund is equal to or greater than the Trigger Price (which is the same price as the Coupon Barrier), HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Securities plus the Contingent Coupon for the final quarter. If the Final Price of the Index Fund is less than the Trigger Price, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Index Fund over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. HSBC may not pay any Contingent Coupons on the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
□	Contingent Coupon: HSBC will pay a quarterly Contingent Coupon if the Closing Price of the Index Fund on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
□	Automatically Callable: HSBC will automatically call the Securities and pay you the Principal Amount of your Securities plus the Contingent Coupon otherwise due for that quarter if the Closing Price of the Index Fund on any quarterly Observation Date on or after February 4, 2013 is equal to or greater than the Initial Price. If the Securities are not called, investors will have the potential for a loss at maturity.
□	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the Index Fund does not close below the Trigger Price on the Final Valuation Date, HSBC will pay you the Principal Amount per Security at maturity. If the price of the Index Fund closes below the Trigger Price on the Final Valuation Date, HSBC will pay less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Price of the Index Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates
Trade Date	February 3, 2012
Settlement Date	February 8, 2012
Observation Dates[1]	Quarterly, callable starting February 4, 2013
Final Valuation Date[1]	February 3, 2015
Maturity Date[1]	February 9, 2015

[1] See page 3 for additional details

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the INDEX FUND, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE US4-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 4 AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
We are offering the Securities, which are linked to the performance of the Index Fund, at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Index Fund	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
iShares® MSCI Emerging Markets Index Fund (“EEM”)	8.32% per annum	$43.89	$28.53, which is approximately 65.00% of the Initial Price	$28.53, which is approximately 65.00% of the Initial Price	40433K520	US40433K5204

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$2,798,430	$69,960.75	$2,728,469.25

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index Fund identified on the cover page. The Index Fund described in this pricing supplement is a reference asset as defined in the prospectus supplement, and the Securities being offered hereby are “Notes” for purposes of the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Index Fund. Although the offering of Securities relates to the Index Fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index Fund, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 4 dated October 22, 2010. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 4, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page US4-2 of the underlying supplement no. 4 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and underlying supplement no. 4) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement no. 4 in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

◆	Underlying supplement no. 4 dated October 22, 2010:
www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm
◆	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
◆	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm
As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “underlying supplement no. 4” mean the underlying supplement no. 4 dated October 22, 2010, “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to the “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

2

Final Terms
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	Approximately 3 years, unless earlier called.
Trade Date	February 3, 2012
Settlement Date	February 8, 2012
Final Valuation Date	February 3, 2015, subject to adjustment in the event of a Market Disruption Event.
Maturity Date	February 9, 2015, subject to adjustment in the event of a Market Disruption Event.
Index Fund	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM)
Automatic Call Feature

The Securities will be automatically called if the Closing Price of the Index Fund on any Observation Date on or after February 4, 2013 is equal to or greater than the Initial Price.

If the Securities are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Security equal to your Principal Amount plus the Contingent Coupon otherwise due on such date pursuant to the Contingent Coupon feature. No further amounts will be owed to you under the Securities.

Coupon Payment Dates	With respect to the first eleven Observation Dates, two business days following the applicable Observation Date. For the Final Valuation Date the Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate	The Contingent Coupon Rate is 8.32% per annum, paid in equal quarterly installments.
Contingent Coupon

If the Closing Price of the Index Fund is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you the Contingent Coupon applicable to such Observation Date.

If the Closing Price of the Index Fund is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date and Coupon Payment Date and the Contingent Coupons based on the Contingent Coupon Rate of 8.32% per annum. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon

Observation Dates1	Coupon Payment Dates	iShares® MSCI Emerging Markets Index Fund
May 3, 2012*	May 7, 2012*	$0.2080
August 3, 2012*	August 7, 2012*	$0.2080
November 5, 2012*	November 7, 2012*	$0.2080
February 4, 2013	February 6, 2013	$0.2080
May 3, 2013	May 7, 2013	$0.2080
August 5, 2013	August 7, 2013	$0.2080
November 4, 2013	November 6, 2013	$0.2080
February 3, 2014	February 5, 2014	$0.2080
May 5, 2014	May 7, 2014	$0.2080
August 4, 2014	August 6, 2014	$0.2080
November 3, 2014	November 5, 2014	$0.2080
Final Valuation Date (February 3, 2015)	Maturity Date (February 9, 2015)	$0.2080

* The Securities are not callable until February 4, 2013.

Contingent coupon payments on the Securities are not guaranteed. HSBC will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the Index Fund is less than the Coupon Barrier.

Payment at Maturity (per $10 Security)

If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is equal to or greater than the Trigger Price (and Coupon Barrier), HSBC will pay you a cash payment on the

Investment Timeline
The Initial Price is observed and the Contingent Coupon Rate, Trigger Price and Coupon Barrier are determined.

If the Closing Price of the Index Fund is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will automatically be called if the Closing Price of the Index Fund on any Observation Date on or after February 4, 2013 is equal to or greater than the Initial Price.

If the Securities are called, HSBC will pay you a cash payment per Security equal to $10.00 plus the Contingent Coupon otherwise due on such date.

The Final Price and Index Fund Return are determined on the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (and the Coupon Barrier), HSBC will repay the Principal Amount equal to $10.00 per Security plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the Final Price is below the Trigger Price, HSBC will repay less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Index Fund, equal to a return of:

$10.00 × (1 + Index Fund Return) per Security

_____________________

1 Each Observation Date is subject to postponement in the event of a Market Disruption Event or non-trading day.

3

Maturity Date equal to $10 per $10 Principal Amount of Securities plus the Contingent Coupon otherwise due on the Maturity Date.[2]

If the Final Price of the Index Fund is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Index Fund Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your initial investment.

Index Fund Return	Final Price - Initial Price
Initial Price
Trigger Price	$28.53, which is approximately 65.00% of the Initial Price.
Coupon Barrier	$28.53, which is approximately 65.00% of the Initial Price.
Initial Price	$43.89, which was the Closing Price of the Index Fund on the Trade Date.
Final Price	The Closing Price of the Index Fund on the Final Valuation Date.
Closing Price	The Closing Price on any scheduled trading day will be the Closing Price of the Index Fund on such scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “EEM UP <EQUITY>”or any successor page on Bloomberg Professional® service or any successor service as applicable, adjusted by the Calculation Agent as described under “Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.
CUSIP/ISIN	40433K520 / US40433K5204
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Paying Agent	HSBC Bank USA, N.A. will act as Paying Agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.
Indenture and Trustee	Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

_____________________

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

4

Investor Suitability

The Securities may be suitable for you if:

◆ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

◆ You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment directly in the Index Fund.

◆ You believe the Closing Price will be equal to or greater than the Coupon Barrier on the specified Observation Dates (including the Final Valuation Date) and equal to or greater than the Trigger Price on the Final Valuation Date.

◆ You understand and accept that you will not participate in any appreciation in the price of the Index Fund and your potential return is limited to the Contingent Coupon payments.

◆ You are willing to invest in the Securities based on the Contingent Coupon Rate of 8.32% per annum.

◆ You are willing to hold Securities that will be automatically called on the earliest Observation Date beginning February 4, 2013 on which the Closing Price is equal to or greater than the Initial Price, or you are otherwise willing to hold the Securities to maturity, a term of approximately 3 years, and do not seek an investment for which there is an active secondary market.

◆ You are willing to forgo dividends paid on the Index Fund.

◆ You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligation you may not receive any amounts due to you including the repayment of principal.

The Securities may not be suitable for you if:

◆ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

◆ You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as an investment directly in the Index Fund.

◆ You believe that the price of the Index Fund will decline during the term of the Securities and is likely to close below the Coupon Barrier on the specified Observation Dates and below the Trigger Price on the Final Valuation Date.

◆ You seek an investment that is designed to return your full Principal Amount at maturity.

◆ You seek an investment that participates in the full appreciation in the price of the Index Fund or that has unlimited return potential.

◆ You are not willing to invest in the Securities based on the Contingent Coupon Rate of 8.32% per annum.

◆ You are unable or unwilling to hold securities that will be automatically called on the earliest Observation Date beginning February 4, 2013 on which the Closing Price is equal to or greater than the Initial Price, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of approximately 3 years, and seek an investment for which there will be an active secondary market.

◆ You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

◆ You prefer to receive the dividends paid on the Index Fund.

◆ You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page US4-2 of the underlying supplement no. 4 and beginning on page S-3 of the accompanying prospectus supplement.

5

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as income-bearing pre-paid derivative contracts with respect to the Index Fund. HSBC intends to treat the Securities consistent with this approach and, pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Security. Any such gain or loss will be long-term capital gain or loss if you have held the Security for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Security generally will equal your cost of the Security. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid derivative contracts.

HSBC will not attempt to ascertain whether any of the entities whose stock is owned by the Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the Index Fund and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the Index Fund is or becomes a PFIC or USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor. If, however, a Security is transferred to a non-U.S. Holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. Holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

6

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 4 and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

◆	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities. If the Securities are not called, HSBC will only pay you the Principal Amount of your Securities (plus the final quarterly Contingent Coupon) in cash if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.
◆	The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Index Fund is then above the Trigger Price.
◆	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Securities. If the Closing Price of the Index Fund on an Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date. If the Closing Price of the Index Fund is less than the Coupon Barrier on each of the Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.
◆	Limited Return on the Securities – The return potential of the Securities is limited to the Contingent Coupon Rate regardless of any appreciation of the Index Fund. In addition, your total return on the Securities will vary based on the number of Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Securities is limited by the automatic call feature in that you will not receive any further payments after the Securities are called. Your Securities could be called as early as the fourth quarterly Observation Date and your return could be minimal. If the Securities are not called, you will not participate in any appreciation in the Closing Price of the Index Fund even though you will be subject to the risk of a decline in the Closing Price of the Index Fund. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Index Fund.
◆	Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Index Fund has appreciated since the Trade Date.
◆	Reinvestment Risk – If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs. Because the Securities may be called as early as one year after issuance, you should be prepared in the event the Securities are called early.
◆	Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.
◆	Higher Contingent Coupon Rates are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Index Fund reflects a higher expectation as of the Trade Date that the Closing Price of the Index Fund could be below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that Security. However, while the Contingent Coupon Rate was set on the Trade Date, the Index Fund’s volatility can change significantly over the term of the Securities. The price of the Index Fund could fall sharply, which could result in a significant loss of principal.
◆	No Assurance that the Return Strategy of the Securities will be Successful - While the Securities are structured to provide Contingent Coupons as long as the Index Fund does not decline below the Coupon Barrier (as measured by the Closing Price on the Observation Dates), we cannot assure you of the economic environment during the term, or at maturity, of your Securities. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date and you may lose some or all of your initial investment in the Securities.
◆	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.
◆	Impact of Fees and Hedging Costs on Secondary Market Prices – Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, hedging costs or commissions and other compensation paid with respect to the Securities.
◆	No Dividend Payments or Voting Rights — Owning the Securities is not the same as owning the Index Fund or the stocks comprising the Index Fund’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the index funds or stocks held by the index funds would have.
◆	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks held by the Index Fund or the price of the Index Fund, and therefore, the market value of the Securities.
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◆	Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks held by the Index Fund or in shares of the Index Fund, or in futures, options, exchange-traded funds or other derivative products on the stocks held by the Index Fund or shares of the Index Fund, may adversely affect the market value of the stocks held by the Index Fund or shares of the Index Fund, and, therefore, the market value of the Securities.
◆	Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks held by the Index Fund, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity or on a Coupon Payment Date or Call Settlement Date, as applicable, based on observed prices of the Index Fund in the market. The Calculation Agent can postpone the determination of the Closing Price on an Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on such Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.
◆	Price Prior to Maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Index Fund; the volatility of the Index Fund; the dividend rate paid on the Index Fund; the time remaining to the maturity of the Securities; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.
◆	There is Limited Anti-dilution Protection — The Calculation Agent will adjust the Closing Price, which will affect the Index Fund Return and, consequently, the potential for any payment of Contingent Coupons, automatic call, and Payment at Maturity, for certain events affecting the Index Fund, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Index Fund. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Index Fund, the market price of the Securities may be materially and adversely affected. See “Anti-dilution and Reorganization Adjustments” below for additional information.
◆	An Index Fund and its Underlying Index are Different – The performance of an index fund may not exactly replicate the performance of its underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.
◆	The Index Fund is Subject to Management Risk – The Index Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Index Fund is subject to the risk that the investment strategy of the Index Fund’s investment advisor may not produce the intended results.
◆	The Securities are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities held by the Index Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.
Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
◆	The Securities are Subject to Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the Index Fund, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are highly susceptible, before making a decision to invest in the Securities.
◆	Exchange Rate Risk – Because the Index Fund will hold stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Index Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Index Fund.
◆	The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any payment owed

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to you on the Securities and you could lose your entire investment.

◆	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as income-bearing pre-paid derivative contracts with respect to the Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor. If, however, a Security is transferred to a non-U.S. Holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. Holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

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Hypothetical Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Index Fund relative to its Initial Price. We cannot predict the Final Price or the Closing Price on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index Fund. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon an earlier automatic call per $10.00 Security on a hypothetical offering of the Securities, based on the following:

Investment term:	3 years (unless earlier called)
Initial Price:	$43.89
Contingent Coupon Rate:	8.32% per annum (or 2.0800% per quarter).
Contingent Coupon:	$0.2080 per quarter
Observation Dates:	Quarterly (callable after one year)
Coupon Barrier:	$28.53 (approximately 65% of the Initial Price)
Trigger Price:	$28.53 (approximately 65% of the Initial Price)

Example 1 — Securities are Called on the Fourth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above Coupon Barrier; above Initial Price)	$0.2080 (Contingent Coupon only; not callable)
Second Observation Date	$32.00 (at or above Coupon Barrier; below Initial Price)	$0.2080 (Contingent Coupon)
Third Observation Date	$35.00 (at or above Coupon Barrier; below Initial Price)	$0.2080 (Contingent Coupon)
Fourth Observation Date	$45.00 (at or above Initial Price)	$10.2080 (Settlement Amount)
Total Payment: $10.8320 (8.3200% return)

Since the Securities are called on the fourth Observation Date (which is one year after the Trade Date and the first Observation Date on which they are callable), HSBC will pay you on the Call Settlement Date a total of $10.2080 per Security reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.6240 received in respect of prior Observation Dates, HSBC will have paid you a total of $10.8320 per Security for an 8.3200% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Index Fund is at or above the Trigger Price (and Coupon Barrier)

Date	Closing Price	Payment (per Security)
First Observation Date	$30.00 (at or above Coupon Barrier; below Initial Price)	$0.2080 (Contingent Coupon)
Second Observation Date	$20.00 (below Coupon Barrier)	$0.00
Third Observation Date	$25.00 (below Coupon Barrier)	$0.00
Fourth to Eleventh Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$35.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.2080 (Payment at Maturity)
	Total Payment: $10.4160 (4.1600% return)

At maturity, HSBC will pay you a total of $10.2080 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.2080 received in respect of prior Observation Dates, HSBC will have paid you a total of $10.4160 per Security for a 4.1600% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Stock is below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$35.00 (at or above Coupon Barrier; below Initial Price)	$ 0.2080 (Contingent Coupon)
Second Observation Date	$30.00 (at or above Coupon Barrier; below Initial Price)	$ 0.2080 (Contingent Coupon)
Third Observation Date	$29.00 (at or above Coupon Barrier; below Initial Price)	$ 0.2080 (Contingent Coupon)
Fourth to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$1.6640 (Contingent Coupons)
Final Valuation Date	$17.56 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Index Fund Return) =
$10.00 × (1 + -60%) =
$10.00 - $6.00 =
$ 4.00 (Payment at Maturity)
Total Payment $6.2880 (-37.1200% return)

Since the Securities are not called and the Final Price of the Index Fund is below the Trigger Price, at maturity HSBC will pay you $4.00 per Security. When added to the Contingent Coupon payments of $2.2880 received in respect of prior Observation Dates, HSBC will have paid you $6.2880 per Security for a loss on the Securities of 37.1200%.

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iShares® MSCI Emerging Markets Index Fund (“EEM”)

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of February 3, 2012, the MSCI Emerging Markets Index consisted of the following 21 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. MSCI is no longer affiliated with Morgan Stanley.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” on page US4-22 of the accompanying underlying supplement no. 4.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from February 5, 2007 to February 3, 2012 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical prices of the EEM should not be taken as an indication of future performance.

Source: Bloomberg Professional® service The closing price of the EEM on February 3, 2012 was $43.89.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$39.85	$34.52	$38.75
4/2/2007	6/29/2007	$44.62	$38.74	$43.82
7/2/2007	9/28/2007	$50.49	$37.15	$49.78
10/1/2007	12/31/2007	$55.83	$47.22	$50.10
1/2/2008	3/31/2008	$50.75	$40.68	$44.79
4/1/2008	6/30/2008	$52.48	$44.43	$45.19
7/1/2008	9/30/2008	$44.76	$30.88	$34.53
10/1/2008	12/31/2008	$34.29	$18.22	$24.97
1/2/2009	3/31/2009	$27.28	$19.87	$24.81
4/1/2009	6/30/2009	$34.88	$24.72	$32.23
7/1/2009	9/30/2009	$39.51	$30.25	$38.91
10/1/2009	12/31/2009	$42.52	$37.30	$41.50
1/4/2010	3/31/2010	$43.47	$35.01	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.62
1/3/2011	3/31/2011	$48.75	$44.25	$48.69
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.07
10/3/2011	12/30/2011	$43.21	$33.43	$37.94
1/3/2012*	2/3/2012*	$43.94	$37.87	$43.89

* As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through February 3, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

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Observation Dates and Maturity Date

The first paragraph of the section “Valuation Dates and Final Valuation Date” in the accompanying underlying supplement no. 4 will be replaced with the following paragraph:

If an Observation Date, including the Final Valuation Date is not a scheduled trading day, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day. If a Market Disruption Event (as described in the accompanying underlying supplement no. 4) exists on an Observation Date or the Final Valuation Date, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event. If a Market Disruption Event exists with respect to an Observation Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be an Observation Date or the Final Valuation Date (as applicable), and the Closing Price on such Observation Date or the Final Share Price (as applicable) will be determined by the Calculation Agent using its estimate of the exchange traded price for the Index Fund that would have prevailed but for that Market Disruption Event on that scheduled trading day. If an Observation Date other than the Final Valuation Date is postponed, then the corresponding Call Settlement Date or Coupon Payment Date will also be postponed by the same number of business days following the postponed Observation Date and no interest will be paid in respect of such postponement. If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponed Final Valuation Date.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement except that the accelerated Contingent Coupon will be calculated on the basis of a 360-day year consisting of twelve 30-day months at the per annum rate listed on the cover hereof. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price. If a Market Disruption Event exists with respect to the Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for the Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

 If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

Validity of the Securities

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture referred to in this pricing supplement, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Issuer on December 14, 2011.

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